SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.           )

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Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐     Preliminary Proxy Statement
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☒     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material under Rule 14a-12

HYPERCOM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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2851 West Kathleen Road
Phoenix, Arizona 85053

April 27, 2005

Dear Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Stockholders of Hypercom Corporation at 9:00 am on Wednesday, June 1, 2005 at Hypercom’s corporate headquarters in Phoenix, Arizona. Information regarding the meeting is presented on the following pages.

In addition to the formal items of business to be brought before the meeting, you will have an opportunity to hear a report by Hypercom’s management regarding your company. You will also have an opportunity to direct your questions to our management team.

Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible. Please indicate your voting instructions and sign, date and mail the enclosed proxy card. A postage-paid return envelope for your proxy card is enclosed.

If you are unable to attend the Annual Meeting, you may listen to a live broadcast, which will be available from Hypercom’s website at www.hypercom.com. A replay can also be accessed on the website shortly after the conclusion of the meeting.

Thank you for your continued support of Hypercom. I look forward to seeing you on June 1st.

Sincerely

William C. Keiper
Chairman and Interim Chief Executive Officer and President

HYPERCOM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

What:	The 2005 Annual Meeting of Stockholders of Hypercom Corporation

When:	June 1, 2005, at 9:00 a.m., Phoenix time

Where:	Hypercom Corporation Headquarters
2851 West Kathleen Road
Phoenix, Arizona 85053

Why:	At the meeting, stockholders will act on the following matters:

•	Election of three directors, each for a term of two years; and

•	Any other matters that properly come before the meeting.

     Only stockholders of record at the close of business on April 15, 2005 are entitled to vote at the meeting or any postponement or adjournment of the meeting. We have enclosed a copy of our Annual Report to Stockholders covering the fiscal year ended December 31, 2004, which includes audited financial statements, and our Proxy Statement.

     All stockholders are encouraged to attend the Annual Meeting. However, if you cannot attend the Annual Meeting in person, please promptly register your vote to ensure you are represented at the Annual Meeting.

     Please vote as soon as possible. We have enclosed a postage-paid envelope for your convenience if you choose to use the enclosed proxy card.

     If you attend the Annual Meeting, you may still vote in person at the meeting even if you previously returned or voted a Proxy.

     IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Registration and seating will begin at 8:00 a.m. Parking is available. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, cell phones and other electronic devices will not be permitted at the meeting other than those operated by Hypercom or its designees.

     Your vote is important. In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-paid envelope.

By Order of the Board of Directors,

Douglas J. Reich Corporate Secretary
Phoenix, Arizona April 27, 2005

HYPERCOM CORPORATION
2851 West Kathleen Road
Phoenix, Arizona 85053

PROXY STATEMENT

     This Proxy Statement contains information related to the Hypercom Corporation (“Hypercom”) 2005 Annual Meeting of Stockholders. The annual meeting will be held on June 1, 2005 at 9:00 a.m., Phoenix time, at Hypercom Corporation Headquarters, 2851 West Kathleen Road, Phoenix, Arizona or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by Hypercom’s Board of Directors. The proxy materials relating to the annual meeting are first being mailed on or about April 27, 2005 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

     At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, our management will report on Hypercom’s activities during the fiscal year ended December 31, 2004 and respond to questions from stockholders.

Who is entitled to vote?

     Only stockholders of record at the close of business on the record date, April 15, 2005, are entitled to receive notice of the annual meeting and to vote the shares of common stock they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who may attend the meeting?

     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration and seating will begin at 8:00 a.m. The meeting begins at 9:00 a.m. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Hypercom or its designees.

     Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting Hypercom to conduct its business at the annual meeting. As of the record date, 52,510,428 shares of Hypercom common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

     You can vote on matters to come before the meeting in two ways:

•	You can attend the annual meeting and cast your vote in person; or

•	You can vote by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions or, if you provide no instructions, according to the recommendation of the Board of Directors.

What if I vote and then change my mind?

     You may revoke your proxy at any time before it is exercised by:

•	filing a notice of revocation with Hypercom’s Corporate Secretary; or

•	sending in another duly executed proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

     Your last vote will be the vote that is counted.

What are the Board’s recommendations?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with a description of each item in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominees for directors (see page 3).

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

     Election of Directors. The three nominees who receive the most votes will be elected to the Board of Directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. A “broker non-vote” (discussed below) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

     Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominees may elect not to exercise voting discretion with respect to one or more of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who will pay the cost of this proxy solicitation?

     Hypercom will pay the costs of soliciting proxies from stockholders. In addition to the solicitation of stockholders of record by mail, proxies may be solicited by telephone, facsimile, personal contact, and similar means by directors, officers or employees of Hypercom, none of whom will be specifically compensated for such activities. Hypercom will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of the common stock and to obtain proxies.

RECENT CHANGES IN MANAGEMENT

     On March 30, 2005, Christopher S. Alexander announced his retirement as Chairman, Chief Executive Officer and President of Hypercom, effective as of March 31, 2005. Our Board of Directors appointed William Keiper, a current member of the Board, Chairman, and Interim President and Chief Executive Officer, while a search is being conducted to find Hypercom’s next Chief Executive Officer. In connection with such appointments, Mr. Keiper resigned his position as Lead Director and also resigned from the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors. Mr. Alexander will continue to serve on the Board of Directors and will serve as a Special Assistant to the Board and Chief Executive Officer.

     In connection with his retirement, Mr. Alexander’s existing employment agreement was amended, effective March 31, 2005. For his continuing services to Hypercom as Special Assistant to the Board of Directors and Chief Executive Officer, Mr. Alexander will receive an annualized salary of $450,000 per year. He will also be able to retain any stock options granted to him that were vested on the date of his retirement and participate in Hypercom’s 401(k) and group benefit plans; however, his unvested options and unvested restricted stock were forfeited as of March 31, 2005. In the event that Mr. Alexander’s employment as Special Assistant to the Board of Directors and Chief Executive Officer is terminated without “cause”, Mr. Alexander will be entitled to receive the compensation due to him through the term of the agreement, which ends on March 31, 2007.

     On March 21, 2005, we announced that John W. Smolak, our former Executive Vice President and Chief Financial and Administrative Officer had left Hypercom. Following his departure, Grant Lyon was appointed Interim Chief Financial Officer and is expected to remain in that position until we recruit a new full-time Chief Financial Officer to lead our efforts in accounting, financial control and reporting.

     Pursuant to a severance agreement entered into in connection with his departure, Mr. Smolak will receive $330,000, an amount equal to his 2004 annual base salary payable over the following twelve months. Mr. Smolak has 30 days from the date of his departure from Hypercom to exercise certain stock options granted to him on April 22, 2002 and July 26, 2002. Mr. Smolak’s severance agreement contains a one-year covenant not to compete.

     For a discussion of the compensation payable to Messrs. Keiper and Lyon in their capacities as Interim President and Chief Executive Officer and Interim Chief Financial Officer, respectively, see “Executive Compensation” below.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

For Term Expiring at 2007 Annual Meeting

     Hypercom’s Board of Directors currently consists of five members. The directors are divided into two classes, with each class serving for a two-year period.

     At the 2005 Annual Meeting, three Class II directors will be elected. The three persons listed below are nominated for election as directors. Nominees will be elected to serve until the 2007 Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified or their resignation or removal, whichever first occurs.

     Each of the nominees has consented to serve a two-year term. If any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Nominees for Election as Directors

Class II

Christopher S. Alexander, 56	Director since 2000

Christopher Alexander has been director of Hypercom since November 1, 2000. On March 31, 2005, Mr. Alexander was appointed as Special Assistant to the Board of Directors and Chief Executive Officer. Mr. Alexander served as Hypercom’s Chief Executive Officer and President from November 1, 2000 to March 31, 2005. He also served as Chairman from July 25, 2002 to March 31, 2005.

He joined Hypercom in 1993 as Chief Operating Officer of Hypercom International, a position he held for five years. In 1998, he was named Executive Vice President, Global Operations, Hypercom Corporation. In July 1999, he became President, Hypercom Transaction Systems Group, where he was responsible for worldwide point-of-sale (POS) and multi-lane markets. In addition, Mr. Alexander has over 20 years of senior management experience in communications and data storage. He received a B.S. degree in Industrial Management from Georgia Institute of Technology and an MBA from Georgia State University.

William C. Keiper, 54	Director since 2000

William Keiper has been a director of Hypercom since April 12, 2000 and was appointed Hypercom’s Chairman on March 31, 2005. He was also appointed Interim Chief Executive Officer and President on that date, and will serve in such positions until Hypercom hires a new Chief Executive Officer and President or until otherwise directed by the Board. In connection with being appointed Chairman and Interim Chief Executive Officer and President, Mr. Keiper resigned as Lead Director, a position he had held since March 1, 2004. He was Chairman of the Audit Committee of the Board of Directors from May 21, 2001 to March 1, 2004, when he was designated Lead Director by the Board. Mr. Keiper has served as Chairman and Chief Executive Officer of Arrange Technology LLC, a software development services outsourcing company, since 2002. From 1997 to 2002, Mr. Keiper served as a principal in several mergers and acquisitions firms serving middle market software and IT services companies. Mr. Keiper was an officer and member of the Board of Directors of Artisoft, Inc., a publicly-held software company that develops and markets computer telephony and communications software from 1993 to 1997, serving as Chief Executive Officer from 1993 to 1997, and as Chairman of the Board from 1995 to 1997. From 1986 to 1993, Mr. Keiper held variety of executive positions with MicroAge, Inc., a publicly-held distributor and integrator of information technology products and services, including President and Chief Operating Officer. Mr. Keiper currently serves on the Boards of Directors of several high technology companies, including JDA Software, Inc., a publicly-held software company that provides enterprise solutions for the retail industry; Smith Micro Software, Inc., a publicly-held developer and marketer of wireless communication and eBusiness software products and services; and Zones, Inc., a publicly-held direct marketing reseller of IT products. Mr. Keiper received a Bachelor of Science Degree in Business (finance major) from Eastern Illinois University, a Juris Doctorate degree from Arizona State University and a Masters Degree in International Management from the Thunderbird American Graduate School of International Management.

Phillip J. Riese, 55	Director since 2004

Phillip Riese has served as a director of Hypercom since October 27, 2004. Since 1998, Mr. Riese has been President of Riese & Others, a New York-based consulting firm that provides advisory services to an array of Fortune 500, and private and publicly-held mid-cap companies. Prior to 1998, Mr. Riese spent 18 years at American Express where he was President of the Consumer Card Services Group for American Express Travel Related Services Company, Inc. He was responsible for developing, marketing and servicing all charge and credit card products for consumers in the United States. Before being brought into the credit card business in 1990, he had managed a variety of other business activities within American Express, including customer service, marketing, sales, risk management, data mining, and business development. Mr. Riese has also served as a Division Executive at the Chase Manhattan Bank, and a partner in the consulting firm of M.C. Geffen and Associates in Cape Town, South Africa. After leaving American Express, Mr. Riese also served as Chief Executive Officer and a director of AirClic Inc., and of OptiMark Technologies. Mr. Riese holds a Bachelor of Commerce (Hons.) degree from Leeds University in the UK, with joint study in Economics and Textile Engineering, an MBA from the University of Cape Town, and Masters Degree in management from the M.I.T Sloan School of Management, where he was a Sloan Fellow.

     The Board of Directors unanimously recommends a vote FOR election of each of the foregoing director nominees.

Continuing Directors

     The following is a list of Class I directors whose terms expire in 2006:

Norman Stout, 47	Director since 2003

Norman Stout has been a director of Hypercom since April 1, 2003. Mr. Stout has been Executive Vice President and Chief Administrative Officer of Inter-Tel, Incorporated, a Phoenix, Arizona, business communications provider, and President of Inter-Tel Software and Services, since June 1998 and was appointed Chief Strategy Officer in March 2005. He served as a director of Inter-Tel from 1994 to 1998. Mr. Stout was Chief Operating Officer of Oldcastle Architectural Products in 1998, President of Oldcastle

Architectural West from 1996 to 1998, and President of Oldcastle’s Superlite Block subsidiary from 1993 to 1998. He was Chief Executive Officer of Boorhem-Fields, Inc., a Dallas, Texas, manufacturer of crushed stone, from 1990 to 1993, and its Chief Financial Officer from 1986 to 1990. Mr. Stout is a Certified Public Accountant, and was employed by Coopers & Lybrand from 1982 to 1986. Mr. Stout received a Bachelor of Business Administration degree in accounting from Texas A&M University and an MBA from the University of Texas.

Daniel D. Diethelm, 42	Director since 2004

Daniel Diethelm has served as a director of Hypercom since January 2004, when he was elected by the Board to fill the vacancy resulting from the death of Jane Evans. He previously served as a director of Hypercom from August 2001 to May 2003. Since 2003, Mr. Diethelm has served as President of 4Group, LLC, which originates and funds alternative investments for the account of its owners and other investors. Since 1998, Mr. Diethelm has also served as Managing Partner of Sudan Funding, LLC, which acts as a manager, investor and consultant primarily in turnaround situations. Mr. Diethelm has served on the Board of Directors of Western International University since June 2001. From January 2000 to January 2001, Mr. Diethelm was the President and Chief Executive Officer of Aeropower Resources, Inc., a Rolls-Royce model 250 gas turbine Authorized Maintenance Center and FAA repair station. From 1991 to 2000, Mr. Diethelm served as Chief Executive Officer of Sebec Corporation, a management, investment and consulting firm. Mr. Diethelm also served as Chief Operating Officer and Senior Analyst at Gould Research, Inc., a registered investment advisor and investment management software and database development company, from 1984 to 1991, and as a member of the Gould Research, Inc. Board of Directors from 1986 to 1991. Mr. Diethelm has been a Chartered Financial Analyst since 1986 and received a Bachelor of Science Business Administration in Finance from the University of Arizona.

Compensation of Directors

     Annual retainer and meeting fees. Directors who are not current Hypercom employees are each paid a $7,500 retainer fee each quarter for services as director, including attending one Board meeting and one meeting of each committee of which they are a member per quarter, and $1,250 for each additional Board meeting attended in person or by telephone during each quarter. Each independent director receives $500 for attending a committee meeting not held on the same day as a Board meeting. No separate compensation is paid for attending committee meetings on the same day as a Board meeting. In addition to the foregoing, the Lead Director, currently vacant, receives $50,000 and the Chairman of the Audit Committee receives $30,000 per year for serving in those respective capacities.

     Options. Under our Nonemployee Directors’ Stock Option Plan, each newly elected director who is not a current Hypercom employee receives an option to purchase 6,250 shares of common stock. Each non-employee director also receives an option to purchase 6,250 shares of common stock each year. These options vest and become exercisable one year after date of grant, permitting the holder to purchase shares at their fair market value on the date of grant. Pursuant to the Plan, on February 10, 2004, options to purchase 6,250 shares at the exercise price of $6.57 per share were granted to each non-employee director. Unless earlier terminated, forfeited or surrendered pursuant to the Plan, each option granted will expire on the tenth anniversary date of the grant.

     Expenses. Each non-employee director is also reimbursed for reasonable expenses incurred in connection with attendance at each Board and Board committee meeting.

CORPORATE GOVERNANCE

Effective corporate governance is essential to maintain public trust and confidence in our business. Hypercom’s Board of Directors has adopted Corporate Governance Principles and Practices and a Code of Ethics to guide the Board, our management and employees in the exercise of their responsibilities. These policies provide a framework for the proper operation of our company, consistent with our stockholder’s best interests.

Hypercom’s Board is committed to diligently exercising its oversight responsibilities and managing Hypercom’s affairs consistent with the highest principles of business ethics, and in accordance with the corporate governance requirements of both applicable law and the New York Stock Exchange (“NYSE”). This section provides a discussion of the steps that Hypercom has taken to fulfill this commitment.

Independence of Directors

The Board has determined that the following directors have no material relationship with Hypercom and are “independent” consistent with the standards set forth in Section 303A of the NYSE’s Listed Company Manual: Daniel Diethelm, Phillip Riese and Norman Stout. Based on these standards, three of the five members of the Board of Directors are independent directors, and the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee are composed entirely of independent directors.

Board Committees and Director Meetings

     Board Meetings. The Board of Directors held four regular meetings and one special meeting during 2004. The Board of Directors has the following committees: Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. Directors are expected to devote sufficient time to properly prepare for and attend meetings of the Board, its committees and executive sessions. Each director attended 75% or more of the meetings of the Board and of the Committees on which he served.

     Meetings of the Independent Directors. In addition to the Board and committee meetings, the independent directors met four times in 2004, in connection with regularly scheduled Board meetings and otherwise, without management present.

     The Audit Committee. The Audit Committee, currently composed of Daniel Diethelm, Chairman, Phillip Riese and Norman Stout, met five times during 2004. William Keiper was a member of the Audit Committee in 2004 but resigned his position when he was appointed Interim Chief Executive Officer and President on March 31, 2005. The Audit Committee assists the Board in fulfilling its oversight responsibilities to stockholders, the investment community, and others for monitoring: (1) the quality and the integrity of Hypercom’s financial statements; (2) the adequacy and effectiveness of Hypercom’s internal controls (including any significant changes in internal controls reported to the Committee by the independent auditor or management; (3) the adequacy and effectiveness of Hypercom’s disclosure controls and procedures and management reports thereon; (4) Hypercom’s compliance with ethical policies contained in Hypercom’s Code of Ethics, and legal and regulatory requirements; (5) the independence and qualifications of Hypercom’s independent registered public accounting firm; and (6) the performance of Hypercom’s internal audit function and the independent registered public accountants. The Audit Committee also selects and engages independent auditors to audit Hypercom’s books, records and accounts, reviews the scope of the audits, and establishes policy in connection with Hypercom’s internal audit activities. The Audit Committee also pre-approves all audit and non-audit services provided by the independent auditors. See “Audit Committee Report” below for further information. Each Audit Committee member is an independent director and satisfies the financial literacy requirements set forth in the NYSE corporate governance standards. The Board has determined that Daniel Diethelm satisfies the requirement for an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission (“SEC”).

     Compensation Committee. The Compensation Committee, currently composed of Norman Stout, Chairman, Daniel Diethelm and Phillip Riese, met four times during 2004. William Keiper was a member of the Compensation Committee in 2004 but resigned his position when he was appointed Interim Chief Executive Officer and President on March 31, 2005. Each member of the Compensation Committee is an independent director as set forth in the NYSE corporate governance standards. The Compensation Committee is responsible for approving all executive compensation agreements and administering Hypercom’s stock option and employee stock purchase plans. A further discussion regarding the nature and scope of the Compensation Committee’s responsibilities is set forth below under “Executive Compensation – Compensation Committee Report on Executive Compensation.”

     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee was created with the adoption of the Nominating/Corporate Governance Committee Charter in February 2004 and is currently composed of Norman Stout, Chairman, Daniel Diethelm and Phillip Riese. The Nominating/Corporate Governance Committee met five times in 2004. William Keiper was a member of the Nominating/Corporate Governance Committee in 2004 but resigned his position when he was appointed Interim Chief Executive Officer and President on March 31, 2005. Each member of the Nominating/Corporate Governance Committee is an independent director as set forth in the NYSE corporate governance standards. The Nominating/Corporate Governance Committee’s responsibilities include: (1) assisting the Board in identifying individuals qualified to become Board members; (2) selecting and recommending to the Board nominees for the next annual meeting of stockholders; (3) developing and recommending to the Board a set of Corporate Governance Principles and Practices applicable to Hypercom; (4) overseeing the evaluation of the Board and management; and (5) recommending to the Board director nominees for the Compensation Committee and the Audit Committee.

     Committee Charters. Each of the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee has adopted its own charter as required by NYSE corporate governance standards. These charters are available on the Corporate Governance portion of Hypercom’s website at www.hypercom.com.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support Hypercom’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board.

In evaluating prospective candidates or current Board members for nomination or re-nomination, the Nominating/Corporate Governance Committee considers the following: (1) character, including reputation for personal integrity and adherence to high ethical standards; (2) judgment; (3) knowledge and experience in leading a successful company, business unit, or other institution; (4) current and historical experience in the electronic payment industry and related industries, including international experience; and (5) business acumen—all in the context of an assessment of the needs of the Board at that point in time. The Nominating/Corporate Governance Committee also considers a candidate’s or current Board member’s other board commitments or job responsibilities in assessing whether he or she would be able to devote the time and attention necessary to be an effective director of Hypercom.

The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including Hypercom’s directors, management and stockholders. Director candidates recommended by Hypercom’s stockholders will be considered using the same criteria the Nominating/Corporate Governance Committee uses to assess all potential candidates. A stockholder wishing to nominate a candidate to be elected to the Board at the 2006 Annual Meeting of Stockholders should send written notice of his or her intention to do so to the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Hypercom Corporation, 2851 West Kathleen Road, Phoenix, Arizona 85053. To be timely, the nomination must be received no later than February 1, 2006, which is 120 days prior to the anniversary of our 2005 Annual Meeting of Stockholders. The notice of nomination is required to contain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating/Corporate Governance Committee to determine if the candidate meets its criteria for Board membership. Hypercom may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will not be considered for presentation at the Annual Meeting or for any vacancies arising on the Board between Annual Meetings.

When a vacancy occurs on the Board, the Nominating/Corporate Governance Committee recommends to the Board a nominee to fill the vacancy. As provided in the Nominating/Corporate Governance Committee’s charter, the Board elects a new director when a vacancy occurs between Annual Meetings of Stockholders. The Nominating/Corporate Governance Committee also annually evaluates and recommends to the Board nominees for election as directors at Hypercom’s Annual Meeting of Stockholders.

The Nominating/Corporate Governance Committee has the authority to retain a search firm to identify and recruit director candidates meeting the criteria specified by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee retained a search firm and paid fees to identify or recruit director candidates in 2004.

Christopher Alexander, William Keiper and Phillip Riese, the three persons nominated for election as directors at the 2005 Annual Meeting are current directors and have been recommended by the Nominating/Corporate Governance Committee, which is composed entirely of independent directors, and nominated by the Board.

Communications with Stockholders

Stockholders may communicate with the Board of Directors by submitting an email to the Corporate Secretary at corporatesecretary@hypercom.com, or by writing to the Board of Directors at Hypercom Corporation, Attention: Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053. Communications received electronically or in writing will be distributed to the Chairman of the Board or such other Board member(s), as appropriate, depending on the facts and circumstances outlined in the communications received.

Hypercom does not have a formal policy regarding attendance by members of the Board of Directors at our Annual Meeting of Stockholders, but strongly encourages directors to attend. We make every effort to schedule our Annual Meeting of Stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. Christopher Alexander, William Keiper, Daniel Diethelm and Jock Patton attended the 2004 Annual Stockholders Meeting.

Other Corporate Governance Policies

     Corporate Governance Policies. The Board of Directors adopted Corporate Governance Principles and Practices in 2004 to comply with revised NYSE corporate governance standards. These policies guide Hypercom and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies are available on the Hypercom’s website at www.hypercom.com.

     Code of Ethics. Hypercom has a Code of Ethics that applies to all of Hypercom’s directors, executive officers and employees, including the chief executive officer, chief financial officer, and the principal accounting officer and controller. The Code of Ethics is available on Hypercom’s website at www.hypercom.com.

     Lead Director. Effective March 1, 2004, the Board elected William Keiper as the Lead Director of the Board. Mr. Keiper served as Lead Director until March 31, 2005, but resigned this position when he was appointed Chairman. The Board has not yet designated a replacement to serve as Lead Director. The Lead Director chairs executive session meetings of independent directors, among other responsibilities. The independent directors are scheduled to meet in executive session without the presence of management at least quarterly.

     Whistleblower Procedures. Hypercom’s Code of Ethics contains procedures for the receipt, retention and treatment of complaints received by Hypercom regarding accounting, internal accounting controls or auditing matters and to address employee concerns about unethical or unlawful behavior that may come to an employee’s attention. Hypercom has established a hot line available to all employees to facilitate anonymous reporting of any questionable activities. No such reports were received during 2004.

     Disclosure Committee. Hypercom has established a Disclosure Committee composed of members of management and a representative of the Board of Directors to assist Hypercom in fulfilling its obligations to maintain disclosure controls and procedures, and to coordinate and oversee the process of preparing its periodic securities filings. Daniel Diethelm serves as the Board representative on the Disclosure Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee oversees Hypercom’s financial reporting process on behalf of its Board of Directors. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the annual report with management. As part of its review, the Audit Committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, and not just the acceptability, of Hypercom’s accounting principles and such other matters as are required to be discussed with the Audit Committee under accounting principles generally accepted in the United States. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Hypercom including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

     The Audit Committee discussed with the independent auditors the overall scope and plans for their audits and quarterly reviews. The Audit Committee meets in person on a quarterly basis with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Hypercom’s internal controls, and the overall quality of its financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC. The Audit Committee has also approved the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2005.

AUDIT COMMITTEE

Daniel Diethelm, Chairman
Phillip Riese
Norman Stout

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the “Committee”) administers the Company’s executive compensation programs. In this regard, the Committee’s role is to oversee the Company’s compensation plans and policies, annually review and approve all executive officers’ compensation, and administer our stock plans including reviewing and approving stock option grants to executive officers. The Committee’s Charter reflects these responsibilities, and the Committee and the Board annually review and update the Charter. The Committee’s membership is determined by the Board and is composed of three independent directors. The Committee meets at regularly scheduled times during the year, and takes action by written consent when appropriate. The Committee Chairman reports on Committee actions and recommendations at Board meetings. Hypercom’s Human Resources Department supports the Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering the Company’s compensation programs. In addition, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee.

Executive Compensation Philosophy

     Philosophy. The Committee bases its executive compensation policy on the same principles that guide Hypercom in establishing all of its compensation programs. We design programs to attract and retain highly talented individuals at all levels of the organization. Beginning in 2005, we are redesigning our compensation programs to motivate individual employees to deliver exceptional performance results and reward achievement of individual, team and overall corporate objectives. We are linking an increased proportion of executive compensation to Company performance and stockholder returns.

     Methodology. From time to time we retain an independent compensation consultant to assist us in evaluating our executive compensation programs and in setting our Chief Executive Officer’s compensation. The consultant reports directly to the Committee. The use of an independent consultant provides additional assurance that our programs are reasonable and consistent with Hypercom’s objectives. In 2003, we undertook a total executive compensation review with the guidance of our independent consultant. In addition to the primary compensation elements of salary, cash bonuses, and long-term incentives, we reviewed the other annual compensation and payments that would be required under various severance and change-in-control scenarios. We determined that in the aggregate these elements of compensation were reasonable. Following our review, we recommended to the Board, and it approved, adjustments to base and variable compensation for executive management.

Components of Executive Compensation for 2004

     Annual Compensation. Annual cash compensation for 2004 consisted of base salary and cash bonus. We determined base salaries based on individual performance for the previous year, internal relativity, and market conditions including pay at peer group companies. Cash bonuses for executive management employees worldwide are determined by individual incentive compensation plans as approved by the Committee. Under these individual plans, bonus target amounts are established for participants based on job responsibilities, internal relativity, and performance results expected. Bonus payouts for the year are then determined by individual, divisional and Company performance relative to predetermined goals.

     For 2004, bonuses for sales and operations executives were based 80% on achieving Company and divisional operating profit results as defined in the Company’s 2004 budget and 20% as discretionary payments. For the Chief Executive Officer, bonus was based 50% on achieving Company operating profit results and 50% on achieving objectives as approved by the Committee. For the Executive Vice President, Product Development and Manufacturing bonus was based 50% on achieving product release dates and 50% on financial objectives. For the Chief Financial Officer, bonus was based 25% on achieving budget for general and administrative expenses, 25% for achieving Company operating profit results, and 50% on achieving objectives as approved by the Chief Executive Officer.

     Under the plan formula, payout ranges from zero to 120% of target depending on Company performance and the individual bonus plan. While the Company achieved good growth in sales in 2004, the results were below the predetermined goals. Bonuses were 20%

of target for sales and operations executives; 85% of target for the Executive Vice President, Product Development and Manufacturing; 53% of target for the Chief Financial Officer, and no bonus was paid for 2004 for the Chief Executive Officer.

     Long-Term Incentives. We did not grant any options to executive management in 2004. We significantly lowered overall grant values of stock options to newly hired employees. As a matter of practice, stock options awards were granted to those employees within the organization who are expected to have the most influence on the Company achieving its long-term objectives, i.e., specifically identified key sales staff. Traditionally Hypercom has not utilized restricted stock awards. However in February 2004, Christopher Alexander, the Company’s Chief Executive Officer at the time, was granted 60,000 shares of restricted stock with vesting over three years in equal increments on October 22, 2005, 2006 and 2007. This restricted stock award was made to Mr. Alexander pursuant to the terms of his employment agreement and to foster a focus on Hypercom’s long-term growth.

     Beginning in 2005, as a part of our compensation plan redesign, we intend to focus our leaders on long-term growth and total stockholder return as well as sales, earnings per share, and total market value. Our objective is to have a combined grant value of stock options and restricted stock that is competitive within the broad middle range of peer company long-term incentive grant amounts. Stock options serve to ensure that our leaders are properly focused on stockholder value. Stock options align employee incentives with stockholders because options have value only if the stock price increases over time. Ten-year options, granted at the market price on the date of grant, ensure that employees are focused on long-term growth. In addition, options help retain key employees because they typically vest in equal installments over a four-year period and the executive cannot realize the full economic benefit of the options unless the executive stays with the Company for at least four years. This four-year vesting schedule also helps keep employees focused on long-term performance. In determining the size of option grants, we will consider job responsibility, individual potential for long-term contribution, individual performance results, peer group data, and the number of options previously granted.

     Deductibility Cap on Executive Compensation. Under U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and each of the named executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by stockholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals. The Company has taken steps to qualify compensation under Hypercom’s bonus plans, as well as stock options and performance awards under its management stock plans, for full deductibility as “performance-based compensation.” We may make payments that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

     Other Compensation. With the exception of the former Chief Executive Officer, Christopher Alexander, we do not have a deferred compensation plan for executives. Other cash compensation is provided to executive management in the form of housing allowances, automobile allowances, executive physical examinations, and long-term disability plans.

Chief Executive Officer Compensation for 2004

     In establishing Mr. Alexander’s compensation for 2004 and consistent with our annual process, in an executive session including all Committee members, we assessed Mr. Alexander’s 2003 performance. We considered the Company’s and Mr. Alexander’s accomplishment of objectives that had been established at the beginning of the year and our own subjective assessment of his performance. In October 2003, pursuant to the terms of a new employment agreement and in recognition of his continued strong leadership, we increased Mr. Alexander’s annual salary by 45%, from $310,000 to $450,000, effective October 22, 2003. Mr. Alexander received a $200,000 cash bonus for the Company’s fourth quarter 2003 performance results plus a $300,000 cash bonus for his performance related to the sale of the Company’s Golden Eagle Leasing business unit earlier in 2003. Mr. Alexander’s 2004 target bonus remained at 60 percent of his base salary, or $270,000 for 2004. Mr. Alexander did not receive a bonus in 2004.

     Our review of peer group data available in late 2003 suggested that Mr. Alexander’s total equity compensation in 2003 was significantly below the median. Based on his individual performance and our review of the peer group data, we made a one-time restricted stock award grant of 60,000 shares to Mr. Alexander, vesting in three increments of 20,000 beginning on October 22, 2005 and the two subsequent anniversaries of that date. Mr. Alexander forfeited his restricted stock award in connection with his retirement on March 31, 2005. In 2004 we adjusted the mix of awards to increase emphasis on cash bonus and decrease emphasis on stock options.

     Pursuant to his employment agreement, Mr. Alexander’s target bonus and base salary remained the same for 2005. However, effective March 31, 2005, Mr. Alexander elected to retire from Hypercom. He accepted a new position as Special Assistant to the Board of Directors and Chief Executive Officer with an annual salary of $450,000 with no opportunity for incentive pay under the terms of an amended employment agreement that will expire on March 31, 2007.

     William Keiper was appointed Interim President and Chief Executive Officer of Hypercom Corporation as of March 31, 2005, to replace the retiring Mr. Alexander. Pursuant to Mr. Keiper’s Employment Agreement, he will receive an annual base salary of $400,000 plus an opportunity for bonus at the discretion of the Board of Directors. Upon accepting his position as Interim President and Chief Executive Officer, the Company awarded Mr. Keiper 50,000 shares of restricted common stock.

Conclusion

     The Committee and the Board believe that the caliber and motivation of all our employees, and especially our executive leadership, are essential to the Company’s performance. We will continue to evolve and administer our compensation program in a manner that we believe will be in stockholders’ interests and worthy of stockholder support.

COMPENSATION COMMITTEE

Norman Stout, Chairman
Daniel Diethlem
Philip Riese

EXECUTIVE COMPENSATION

     This section contains charts that show the amount of compensation earned by our Chief Executive Officer and by our other most highly paid executive officers.

Summary Compensation Table

     The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to Hypercom during the fiscal years ended December 31, 2004, 2003 and 2002, of those persons who were, at December 31, 2004, (i) our Chief Executive Officer and (ii) our other four most highly compensated executive officers (collectively, the “Named Executive Officers”). The table also includes William C. Keiper, who was appointed Chairman and Interim Chief Executive Officer and President effective March 31, 2005, and Grant Lyon, who was appointed Interim Chief Financial Officer effective, March 22, 2005 (collectively, the Interim Executive Officers). Christopher S. Alexander, who served as Chairman, Chief Executive Officer and President during 2004, retired from those positions effective March 31, 2005. John W. Smolak, who served as Executive Vice President and Chief Financial and Administrative Officer during 2004, left Hypercom on March 21, 2005.

     In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all of our salaried employees, and except as set forth below, does not include perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus disclosed in this table.

										Long-Term
										Compensation
		Annual Compensation								Awards
										Securities
						Other Annual		Restricted		Underlying	All Other
Name and		Salary		Bonus		Compensation		Stock Awards		Options/	Compensation
Principal Position	Year	($)		($)		($)		($)		SARs#	($)
William C. Keiper	2004	—		—		—
Chairman, Interim Chief Executive Officer and President (1)

Christopher S. Alexander	2004	$450,000	(3)	—		$28,143	(4)	60,000	(5)
Former Chairman, Chief Executive	2003	$335,156	(3)(6)	$500,000	(7)	$34,861	(8)
Officer and President (2)	2002	$310,000	(3)	—		$35,786	(9)

Grant Lyon	2004	—		—		—
Interim Chief Financial Officer (10)

John W. Smolak	2004	$330,000		$105,000	(12)	$22,249	(13)				$13,407	(14)
Former Executive Vice President,	2003	$300,000		$150,000		$19,835	(15)				$33,834	(16)
and Chief Financial and	2002	$201,923		$75,000		$13,633	(17)			400,000	$85,318	(18)
Administrative Officer (11)

Guilherme Blumenthal	2004	$300,000		$51,600	(20)	$55,506	(21)
Executive Vice President, Sales and Operations (19)

William A. Dowlin	2004	$300,000		$67,500		$22,249	(23)
Executive Vice President, Product Development and Manufacturing (22)

Douglas J. Reich	2004	$196,000		$12,500		$21,991	(24)
Senior Vice President, General	2003	$183,092		$25,000		$14,425	(25)
Counsel, Chief Compliance	2002	$175,000		$12,500		$13,633	(26)
Officer and Corporate Secretary

(1)	Mr. Keiper was appointed Chairman and Interim Chief Executive Officer and President on March 31, 2005.

(2)	Mr. Alexander served as Chairman, Chief Executive Officer and President during 2004. His retirement from these positions was effective March 31, 2005.

(3)	Includes $60,000 of deferred salary.

(4)	Includes a car allowance of $20,323, premiums for an executive long-term disability plan of $1,926, and $5,894 for annual dues for a country club membership.

(5)	This restricted stock award was forfeited upon Mr. Alexander’s retirement on March 31, 2005.

(6)	Mr. Alexander’s salary was increased from $310,000 to $450,000 pursuant to his employment agreement dated February 4, 2004, and effective October 22, 2003. This amount includes $23,156 of retroactive pay that was earned in 2003 but not paid until 2004.

(7)	Includes a $200,000 incentive bonus paid in March 2004 with respect to achievement of a company performance goal for the fourth quarter of 2003; the remaining amount represents a bonus paid in connection with the sale of Golden Eagle Leasing.

(8)	Includes a car allowance of $19,835, and a housing allowance of $15,026.

(9)	Includes a car allowance of $18,745, and a housing allowance of $17,041.

(10)	Mr. Lyon became an executive officer of Hypercom Corporation on March 22, 2005.

(11)	Mr. Smolak left Hypercom Corporation on March 21, 2005.

(12)	Amount has been adjusted to reflect $10,000 that was paid to Mr. Smolak in 2004 but was repaid to Hypercom in 2005.

(13)	Includes a car allowance of $20,323, premiums for an executive long-term disability plan of $1,926.

(14)	Includes a relocation expense reimbursement and related benefits of $13,407.

(15)	Includes a car allowance of $19,835.

(16)	Includes a relocation expense reimbursement and related benefits of $33,834.

(17)	Includes a car allowance of $13,633.

(18)	Includes a relocation expense reimbursement and related benefits of $85,318.

(19)	Mr. Blumenthal became an executive officer of Hypercom on January 1, 2004.

(20)	Amount has been adjusted to reflect $34,830 that was paid to Mr. Blumenthal in 2004 but was repaid to Hypercom in 2005.

(21)	Includes a car allowance of $15,243, a housing allowance of $38,337, and premiums for an executive long-term disability plan of $1,926.

(22)	Mr. Dowlin became an executive officer of Hypercom on January 1, 2004.

(23)	Includes a car allowance of $20,323, and premiums for an executive long-term disability plan of $1,926.

(24)	Includes a car allowance of $20,785, and premiums for an executive long-term disability plan of $1,206.

(25)	Includes a car allowance of $14,425.

(26)	Includes a car allowance of $13,633.

Option/SAR Grants in Last Fiscal Year

     The following table sets forth information concerning grants of stock options to the Named Executive Officers and the Interim Executive Officers during the fiscal year ended December 31, 2004.

Potential Realizable Value
at Assumed
Annual Rates of Stock Price
	Individual Grants				Appreciation for Option Term
	Number of	Percent of Total
	Securities	Options Granted	Exercise or
	Underlying Options	to Employees in	Base Price	Expiration
Name	Granted	2004	($/Sh)	Date	5%($)	10%($)
William C. Keiper (1)	—	—	—	—	—	—
Christopher S. Alexander	—	—	—	—	—	—
Grant Lyon	—	—	—	—	—	—
John W. Smolak	—	—	—	—	—	—
Guilherme Blumenthal	—	—	—	—	—	—
William A. Dowlin	—	—	—	—	—	—
Douglas J. Reich	—	—	—	—	—	—

(1) Does not include a option grant to purchase 6,250 shares of Hypercom’s common stock that was granted to Mr. Keiper in connection with his service as a non-employee director in 2004. For more information on director compensation, see “Compensation of Directors.”

Aggregated Option/SAR Exercises In Last Fiscal Year

and Fiscal Year-End Option/SAR Values

     The following table sets forth information concerning the value of each Named Executive Officer’s and Interim Executive Officer’s unexercised options at December 31, 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options/SARs at		In-The-Money Options/
	Acquired		Fiscal Year-End		SARs at Fiscal Year-End(1)
	On	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
William C. Keiper (2)	—	—	25,000	6,250	$15,000	—
Christopher S. Alexander	—	—	686,501	237,499	$1,089,002	$362,998
Grant Lyon	—	—	—	—	—	—
John W. Smolak	—	—	275,000	125,000	$78,500	$78,500
Guilherme Blumenthal	—	—	280,000	30,000	$387,200	—
William A. Dowlin	—	—	200,000	45,000	$181,500	$60,500
Douglas J. Reich	—	—	100,000	—	$77,000	—

(1) Options are considered “in the money,” if the fair market value of the underlying securities exceeds the exercise price of the option. At December 31, 2004, the closing sale price of our common stock was $5.92.

(2) Includes options to purchase 31,250 shares of Hypercom’s common stock that Mr. Keiper received in connection with his service as a non-employee director.

Equity Compensation Plan Information

We maintain the 1997 Long-Term Incentive Plan (the “Long-Term Plan”), the 2000 Broad-Based Stock Incentive Plan (the “Broad-Based Plan”), the Nonemployee Directors’ Stock Option Plan (the “Nonemployee Directors’ Plan”), and the 1997 Employee Stock Purchase Plan (the “ESPP”), pursuant to which we may grant equity awards to eligible persons.

The following table gives information as of December 31, 2004, regarding equity awards under our Long-Term Plan, the Broad-Based Plan, the Nonemployee Director’s Plan, and the ESPP.

				Number of securities remaining
	Number of securities to			available for future issuance
	be issued upon exercise		Weighted-average exercise	under equity compensation plans
	of outstanding options,		price of outstanding options,	(excluding securities reflected in
	warrants and rights		warrants and rights	column (a))
Plan category	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,429,816	(1)	$8.48	2,133,963	(2)
Equity compensation plans not approved by security holders	3,886,600	(3)	$5.33	2,018,263

Total	7,316,416		$6.81	4,152,226

(1)	Issuable under the Long-Term Plan and the Nonemployee Directors’ Plan.

(2)	Includes 212,685 shares available for purchase under the ESPP.

(3)	Issuable under the Broad-Based Plan.

See Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2004 for a description of our Broad-Based Plan, which did not at the time of adoption did not require stockholder approval and has not subsequently been approved by our stockholders.

Employment, Severance and Change of Control Agreements

     William C. Keiper. We employ William Keiper as Interim Chief Executive Officer and President under an Employment Agreement dated March 30, 2005. This agreement was effective on March 31, 2005 and will terminate upon the election of a new President and Chief Executive Officer, or earlier, at the election of the Board of Directors. Pursuant to the terms of his employment agreement, Mr. Keiper will receive an annualized salary of $400,000. He will also receive access to a leased car or a car allowance, a housing allowance, and an allowance for travel between Phoenix and San Francisco. During his employment, Mr. Keiper may also participate in the Company’s benefit plans that are available to all Hypercom employees. In the event that Mr. Keiper’s employment is terminated for any reason, he will be entitled to receive the compensation owed to him through the date of termination. On March 31, 2005 and pursuant to the terms of his employment agreement, Mr. Keiper received a grant of 50,000 shares of Hypercom common stock. These shares are restricted and Mr. Keiper cannot sell or transfer these shares until March 31, 2006.

     Christopher S. Alexander. In connection with his retirement, Mr. Alexander’s existing employment agreement was amended, effective March 31, 2005. This agreement provides that Mr. Alexander will be employed as Special Assistant to the Board of Directors and Chief Executive Officer and receive an annualized salary of $450,000 per year. He will also be able to retain any stock options granted to him that were vested on the date of his retirement and participate in the Hypercom’s 401(k) and group benefit plans; however, his unvested options and unvested restricted stock were forfeited as of March 31, 2005. In the event that Mr. Alexander’s employment as Special Assistant to the Board of Directors and Chief Executive Officer is terminated without “cause”, Mr. Alexander will be entitled to receive the compensation due to him through the term of the agreement, which ends on March 31, 2007.

     Grant Lyon. We employ Grant Lyon as Interim Chief Financial Officer under an Employment Agreement, effective March 22, 2005. This agreement provides for an initial term of six months (expiring on September 22, 2005), which may be extended by the mutual agreement of the parties. In addition, this agreement provides for a monthly salary of $35,000 and in the event that Mr. Lyon is terminated without “cause” or we hire a new Chief Financial Officer prior to the expiration of his agreement, Mr. Lyon will be entitled to receive the compensation due to him through the end of the agreement.

     John W. Smolak. On March 21, 2005, Mr. Smolak left Hypercom. In connection with his departure, Hypercom and Mr. Smolak entered into a Severance Agreement pursuant to which Mr. Smolak will receive $330,000, an amount equal to his 2004 annual base salary payable over the following twelve months. Mr. Smolak has 30 days from the date of his departure from Hypercom to exercise certain stock options granted to him on April 22, 2002 and July 26, 2002. Mr. Smolak’s severance agreement contains a one-year covenant not to compete.

     Other Executive Officers. We intend to review the desirability of entering into employment agreements with other executive officers or key employees from time to time in the future.

Change of Control

Hypercom’s Broad-Based Plan and Nonemployee Directors’ Plan provide that upon a “Change of Control”, as defined, all outstanding options and other awards under such Plans shall become fully exercisable and all restrictions on outstanding awards shall lapse. In addition, participants in the Plans may exercise their options prior to the occurrence of the event constituting the change of control.

Hypercom’s Long-Term Plan provides that upon a “Change of Control”, as defined, the Board of Directors may, in their sole discretion, cause all outstanding awards to become fully exercisable and all restrictions on outstanding awards to lapse. In addition, participants in the Plan may be allowed to exercise awards prior to the occurrence of the event otherwise terminating the awards, over such period as the Board may determine. The Board may also cause all outstanding awards to terminate, provided that the surviving or resulting corporation tenders substantially equivalent options to the participants.

STOCK PERFORMANCE GRAPH

     The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of (i) our common stock, (ii) the Nasdaq Stock Index, and (iii) a selected peer group index, from November 13, 1997 (the date of our initial public offering) through December 31, 2004 (the end of our fiscal year). The peer group was selected on an industry basis and includes:

•	Checkfree Corp.

•	Lipman Electronic Engineering Ltd.

•	NCR Corporation

•	Symbol Technologies, Inc.

•	First Data Corporation

•	MICROS Systems, Inc.

•	NDC Health Corporation

•	Transaction System Architects, Inc.

     The graph assumes that $100 was invested on November 13, 1997, the date of our initial public offering, in our common stock and in each of the comparison indices, and assumes all dividends paid were reinvested. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of our common stock.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth, as of March 4, 2005 the number and percentage of outstanding shares of common stock beneficially owned by each person known to beneficially own more than 5% of such stock, by each director and Named Executive Officer of Hypercom and by all directors and executive officers of Hypercom as a group.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner(1)	Owned	Owned
William C. Keiper (2)	31,250	*
Christopher S. Alexander (3)	847,500	1.59%
Grant Lyon	0	*
John W. Smolak (4) (5)	350,000	*
Guilherme Blumenthal (6)	280,000	*
William A. Dowlin (7)	225,592	*
Douglas J. Reich (8)	100,000	*
Norman Stout (9)	12,500	*
Daniel D. Diethelm (10)	12,500	*
Phillip J. Riese	0	*
Perry Corp. (11)	4,535,500	8.65%
Dimension Fund Advisors, Inc. (12)	3,768,448	7.18%
Wells Capital Management, Inc. (13)	3,407,100	6.49%
All directors and executive officers as a group (10 persons) (14)	1,859,342	3.42%

*	Represents less than 1% of our outstanding common stock.

(1)	This information regarding beneficial ownership of our common stock by certain beneficial owners and management of Hypercom is as of March 4, 2005. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through exercise of any option, warrant, or right. Shares of common stock subject to options, warrants, or rights currently exercisable or exercisable within 60 days are deemed outstanding for the purpose of computing the percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 52,461,177 shares of common stock outstanding as of March 4, 2005. The persons named in the table, to our knowledge, have sole voting and sole dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder. Unless otherwise noted, the address of each of the listed stockholders is 2851 West Kathleen Road, Phoenix, Arizona 85053.

(2)	Includes options to purchase 31,250 shares of our common stock.

(3)	Includes options to purchase 836,500 shares of our common stock.

(4)	Includes options to purchase 350,000 shares of our common stock.

(5)	Mr. Smolak left Hypercom Corporation on March 21, 2005.

(6)	Includes options to purchase 280,000 shares of our common stock.

(7)	Includes options to purchase 225,000 shares of our common stock.

(8)	Includes options to purchase 100,000 shares of our common stock.

(9)	Includes options to purchase 12,500 shares of our common stock.

(10)	Includes options to purchase 12,500 shares of our common stock.

(11)	Includes 4,535,500 shares beneficially held by Perry Corp. The address of Perry Corp. is 599 Lexington Avenue, New York, NY 10022. Richard Perry exercises sole voting and investment power over the shares held by Perry Corp.

(12)	Includes 8,768,448 shares beneficially held by Dimension Fund Advisors, Inc. The address of Dimension Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(13)	Includes 3,407,100 shares beneficially held by Wells Capital Management. The address of Wells Capital Management is 525 Market Street, 10th Floor, San Francisco, CA 94105.

(14)	Includes options to purchase 1,847,750 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Hypercom officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Hypercom maintains a compliance program to assist its officers and directors in making these filings. We believe that Hypercom’s executive officers and directors timely complied with their filing requirements for 2004.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

          None.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as Hypercom’s independent registered public accounting firm for the fiscal year ended December 31, 2005. Representatives of Ernst & Young are expected to be present at the annual meeting, will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions from stockholders.

     The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see ”Report of the Audit Committee.”

Fees Paid to Ernst & Young LLP

The following table shows the fees that we paid or accrued for the audit, audit-related, tax and other services provided by Ernst & Young for fiscal years 2004 and 2003.

	2004	2003
Audit Fees	$2,993,000	$719,000
Audit-Related Fees	20,500	48,000
Tax Fees	94,000	45,000
All Other Fees	—	—

Total	$3,107,500	$812,000

     Audit Fees. This category includes the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting and Ernst & Young’s own audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

     Audit-Related Fees. This category includes fees associated with employee benefit plan audits and attestation services that are not required by statute or regulation.

     Tax Fees. This category includes fees associated with tax return preparation, tax advice and tax planning.

     All Other Fees. This category includes fees for support and advisory services that are not audit, audit-related or tax services. There were no such other fees in 2004 or 2003.

Audit Committee Pre-Approval of Audit and Non-Audit Services

     As part of its responsibility for oversight of the independent registered public accountants, the Audit Committee has established a pre-approval policy for engaging audit and permitted non-audit services provided by our independent registered public accountants, Ernst & Young. In accordance with this policy, each type of audit, audit-related, tax and other permitted service to be provided by the independent auditors is specifically described and each such service, together with a fee level or budgeted amount for such service, is pre-approved annually by the Audit Committee. The Audit Committee has delegated pre-approval authority to its Chairman to pre-approve additional non-audit services (provided such services are not prohibited by applicable law) up to a pre-established aggregate dollar limit. All services pre-approved by the Chairman of the Audit Committee must be presented at the next Audit Committee meeting for their review and ratification. All of the services provided by Ernst & Young described above under the captions “Audit-Related Fees” and “Tax Fees” were approved by our Audit Committee.

STOCKHOLDER PROPOSALS AND NOMINATIONS

     Stockholder Proposals for the 2006 Proxy Statement. Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in our proxy statement for the 2006 Annual Meeting of Stockholders should submit the proposal in writing to our Corporate Secretary, 2851 West Kathleen Road, Phoenix, Arizona 85053. Generally, such notice would have to be received by February 1, 2006 in order to be considered for inclusion in the proxy statement.

     Director Nominees or Other Business for Presentation at the 2006 Annual Meeting. Under our Bylaws, if you wish to nominate directors or bring other business before the stockholders at the 2006 Annual Meeting of Stockholders:

•	You must be a stockholder of record at the time of giving notice and be entitled to vote at the meeting of stockholders to which the notice relates.

•	You must notify our Corporate Secretary in writing no later than February 1, 2006, which is 120 days prior to the anniversary date of our 2006 Annual Meeting of Stockholders.

•	Your notice must contain the following specific information required by our Bylaws:

—	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, or in the case of director nominees, all arrangements or understanding between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder;

—	the name and record address of such stockholder and, in the case of director nominees, the name and address of such nominees;

—	the class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder and, in the case of director nominees, by such nominees;

—	a description of all arrangements or understandings between such stockholder and other persons or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, or in the case of director nominees, all information required by the SEC’s rules and regulations and our Bylaws and, the consent of each nominee to serve as a director if so elected; and

—	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     A nomination or other proposal will be disregarded if it does not comply with the above procedures and any additional requirements set forth in our Bylaws. Please note these requirements relate only to the matters you wish to bring before your fellow stockholders at an annual meeting. They are separate from the SEC’s requirements to have your proposal included in our proxy statement.

OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

HYPERCOM CORPORATION Douglas J. Reich Corporate Secretary

April 27, 2005

HYPERCOM CORPORATION

ANNUAL MEETING OF STOCKHOLDERS – JUNE 1, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William Keiper and Douglas J. Reich, and each of them, proxies, with power of substitution, acting unanimously and voting, or if only one is present and voting then that one, to vote the shares of common stock of Hypercom Corporation which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held at Hypercom Corporation Headquarters, 2851 West Kathleen Road, Phoenix, Arizona 85053, on Wednesday, June 1, 2005, at 9:00 am, Phoenix, Arizona time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

Please mark, sign and date the reverse side and
return the proxy card promptly using the enclosed envelope.

For All Except
Nominees
		For All	Withhold All	Crossed Out	Nominees:

1.	ELECTION OF DIRECTORS:				Christopher S. Alexander
William C. Keiper
	INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE’S NAME AT RIGHT.	☐	☐	☐	Phillip J. Riese

2.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ALL OTHER MATTERS THAT PROPERLY MAY BE PRESENTED AT THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or any adjournment thereof.

Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly, both owners must sign.

Date:	, 2005

Signature

Signature

☐ Mark this box with an X if you have made changes to your name or address details above.